March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	1

Contact:

Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results

• Record fourth quarter revenue and net income each climb 51%, year over year
• NPCC Products account for 41% of fourth quarter revenue

Taian City, Shandong Province, PRC - March 26, 2007 - ShengdaTech Inc. (OTC BB: SGAT), a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products manufacturer in the People’s Republic of China (“PRC”), today reported financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 Highlights
•	Record revenue for the third consecutive quarter increased 51%, year over year, to $23.2 million
•	Gross margin increased 430 basis points, year over year, to 33.1%, due to larger contribution of NPCC products
•	Record net income for the third consecutive quarter increased 51%, year over year, to $6.1 million

Full Year 2006 Highlights
•	Record revenue increased 23.9% to $72.6 million
•	Record net income increased 9.8% to $17.5 million

Revenue for the fourth quarter 2006 was a record $23.2 million driven by capacity added in the third quarter of 2006 for NPCC products at the Company’s Xi’an facility. Revenue increased 23.2% from $18.8 million in the third quarter of 2006 and increased 51.1% from $15.3 million in the fourth quarter of 2005. NPCC products comprised 40.5% of fourth quarter revenues compared to 28.5% in the third quarter of 2006 and 25.3% in the same quarter a year ago. The Company also reported record net income of $6.1 million, up 28.0% from the third quarter 2006 and up 51.3% from net income of $4.1 million in the fourth quarter 2005. Fully diluted earnings per share for the fourth quarter 2006 were $0.11 compared to fully diluted earnings per share of $0.09 in the previous quarter and $0.09 in the fourth quarter 2005.

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	2

Mr. Xiangzhi Chen, President, CEO and Director of ShengdaTech, commented, “Our record results this quarter are due to continued strong market demand for our NPCC products. In the third quarter 2006, we opened our new NPCC facility which is now operating at full capacity. The majority of the demand for our increased supply of NPCC came from current customers who are increasing their production of products using NPCC. The improved efficiencies derived from our new NPCC factory in Xi’an increased that segment’s gross margin to 43.3%. Given the NPCC segment’s increasing contribution to our revenue mix, overall gross margin increased 430 basis points to a record 33.1% in the fourth quarter.”

Revenue from NPCC products increased 75.2% to $9.4 million in the fourth quarter from revenue of $5.4 million in the previous quarter, and increased 142.0% from $3.9 million in the fourth quarter of 2005. The majority of the sales for NPCC products were for use in tire production, which increased 66% from the third quarter to $5.4 million, and accounted for 56.4% of total NPCC revenue. Sales of NPCC for use in PVC increased 92% from the previous quarter to $3.2 million, and accounted for 33.0% of total NPCC revenue. Printing ink, rubber products, and pulp as a total represented 10% of NPCC revenue, increasing 116.5% to $961,112 from $444,003 in the third quarter.

Revenue from chemical products increased 2.5% to $13.8 million in the fourth quarter 2006 from $13.5 million in the previous quarter and up 20.4% from $11.5 million in the comparable quarter in 2005. At $5.2 million, liquid ammonia saw the strongest growth in the past quarter, representing 56.4% of total chemical products revenue, compared to 33.7% in the previous quarter for an increase of 16.2%. The increase in liquid ammonia offset the 10.0% decline from ammonium bicarbonate as the fourth quarter is the seasonally slowest for agriculture, and subsequently chemical fertilizer use in northern China. Revenue from ammonium bicarbonate was $3.3 million in the fourth quarter 2006. Sales of melamine and methanol increased to $2.4 million, or 5.6%, and $3.0 million of revenue, or 1.1%, respectively, from the previous quarter.

As a percent of revenue, the NPCC segment increased to 40.5%, with the other 59.5% of revenue derived from the chemical segment in the fourth quarter 2006. This compares with NPCC and chemical revenue contributions of 28.5% and 71.5%, respectively in the previous quarter and 25.3% and 74.7%, respectively for the same period a year ago.

Gross profit for the fourth quarter 2006 was $7.7 million, up 37.6% from gross profit of $5.6 million in the previous quarter and up 73.5% from $4.4 million in the fourth quarter 2005. Gross margin for the quarter was 33.1%, compared to 29.7% in the previous quarter and 28.8% for the same period in 2005. Gross margin for the chemical segment was 26.2% for the quarter compared to 26.6% in the previous quarter and 25.9% in the same period in 2005. Gross margin in the fourth quarter benefited from historically strong pricing for methanol, which has since moderated in the first quarter of 2007. Gross margin for the NPCC segment was 43.3% in the fourth quarter compared to gross margin of 37.3% in the previous quarter and 37.4% in the same quarter last year. Year over year gross margin from the NPCC segment benefited from the use of the more efficient and cost-effective membrane dispersion microstructure reactor technology and lower cost of raw materials used in the new factory.

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	3

Selling expenses for the fourth quarter were $508,805, or 2.2% of revenue, compared to $309,412 or 1.6% of revenue in the previous quarter and $236,747, or 1.5% of revenue, in fourth quarter 2005.

General and administrative (G&A) expenses were $882,967 or 3.8% of revenue, compared to $502,615, or 2.7% of revenue, in the third quarter 2006 and $280,969, or 1.8% of revenue, in the same period last year. The increase is mainly attributed to the expense of being a public company, additional R&D expenses for NPCC products, and operating costs associates with the new NPCC factory.

Operating income for the fourth quarter increased 31.8% to $6.3 million from $4.8 million in the previous quarter, and increased 60.9% from $3.9 million in the same period last year.

Net income for the quarter increased 28.0% to $6.1 million from $4.8 million in the third quarter 2006, and increased 51.3% from $4.1 million in the same period a year ago. Fully diluted earnings per share for the fourth quarter 2006 were $0.11, compared to $0.09 in the previous quarter and $0.09 the same period last year.

Full Year 2006 Results

Revenue for the full year 2006 increased 23.9% to $72.6 million, compared to $58.6 million for the full year 2005. Gross profit was $21.4 million, up 21.6% from $17.6 million for the full year 2005. Gross margin was 29.4% in 2006 compared to 30.0% in 2005. Operating income was $17.5 million, up 11.0% from $15.8 million in 2005. Net income increased 9.8% to $17.5 million, compared to net income of $16.0 million in 2005. Fully diluted earnings per share for 2006 were $0.34 compared to $0.25 for the full year of 2005.

Financial Condition

As of December 31, 2006, ShengdaTech had $34.7 million in cash and cash equivalents, $33.6 million in working capital and no long-term debt. Net cash provided by operating activities for the year was $21.6 million. Shareholders’ equity stood at $57.1 million, up from $24.8 million at year end 2005.

Subsequent Events

On January 3, 2007, the Company changed its name to ShengdaTech to better align its image in line with its operations.

On March 5, 2007, ShengdaTech announced the appointment of three independent directors to its Board of Directors. The company also established audit, compensation and governance and nominating committees and submitted an application to list its common stock on the NASDAQ Capital Market. Shares of ShengdaTech currently trade on the OTC Bulletin Board and will continue to do so pending approval of its application by NASDAQ.

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	4

Business Outlook

ShengdaTech remains committed to becoming the leader in the emerging market of NPCC in China. The Company is expanding its production capacity with an addition of 40,000 metric tons expected to be added in May and anticipates an additional 60,000 metric tons expansion by the end of 2007. The Company is currently working closely with several potential clients for new and innovative applications for its NPCC applications, including polyethylene, silicone-adhesives and automobile paints.

While the company intends to maintain its market leadership in NPCC, the company does expect to see moderate declines in Average Selling Prices for NPCC in 2007, in order to promote the use of this functional filler in new applications and continue to win market share. This could result in lower margins for NPCC products in the short term.  However, increased R&D efforts, new applications, and cost advantages available at the Company’s Xi’an facility should mitigate any long-term negative margin influences. In addition, the Company noted that beginning in the first quarter of 2007, products from its Shandong facilities will begin to recognize income tax at a rate of approximately 16.5%, while NPCC products from its Xi’an facility will enjoy zero income tax for the first two years of operation, followed by a 50% reduction of the then prevailing tax rates for the subsequent three years.

“Currently, NPCC production is still in its infancy with little market data and wide differences in the quality of particles produced. Our goal is to set the standard for NPCC quality and be the leader in R&D and production within the next three years. We believe we are currently the largest producer of NPCC in the world and we continue adding capacity. We have a state-of-the-art R&D center with top researchers who work directly with our customers in creating the best products possible, and we are building an aggressive sales team to expand our market share,” commented Mr. Chen. “We have several major projects in development with clients to expand the use of NPCC in tires, PVC, and paints, as well as several projects for new NPCC applications in a variety of new industries.”

Conference Call

ShengdaTech will host a conference call at 9:00 am EST on Monday, March 26, 2007, to discuss results for the fourth quarter and 2006 year end results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. The pass code for the call is 93909581. If you are unable to participate in the call at this time, a replay will be available on Monday, March 26, 2007 at 11:00 AM ET through Monday, April 2, 2007 at 11:00 AM ET. To access the replay, dial 888-286-8010 International callers should dial 617-801-6888. The conference passcode is 92797042. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://phx.corporate-ir.net/playerlink.zhtml?c=177763&s=wm&e=1506212 Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	5

About ShengdaTech, Inc.

ShengdaTech, Inc. (“The Company”) is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company’s chemical products, changes to government regulations, risk associated with operation of the Company’s new manufacturing facility, risk associated with large scale implementation of the New NPCC manufacturing process, the ability to attract new customers, ability to increase its product’s applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

-financial tables follow-

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	6

SHENGDATECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$34,684,142	$10,749,300
Trade accounts receivable,	5,588,676	3,929,082
Other non-trade receivables	157,352	4,014,861
Advances to suppliers	872,289	262,591
Inventory	2,151,612	1,478,510
Receivable from related parties	1,601	943,308
Total Current Assets	43,455,671	21,377,652
Property and Equipment, net of accumulated depreciation of $3,674,605 and $2,545,460,respectively	23,573,680	8,579,676

Total Assets	$67,029,351	$29,957,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$2,957,413	$1,618,492
Other payables and accrued expenses	2,235,758	1,936,971
Income and other taxes payable	1,237,180	1,282,059
Advances from customers	119,923	-
Payable to related parties	3,349,814	347,218
Total Current Liabilities	9,900,088	5,184,740
Shareholders' Equity
Preferred stock - $0.00001 par value,10,000,000 shares authorized,none outstanding	-	-
Common stock-$0.00001 par value;100,000,000 shares authorized, 54,095,103 shares and 45,120,000 shares outstanding, respectively	540	451
Additional paid-in capital	21,824,121	8,608,864
Statutory reserves	3,301,379	2,394,371
Retained earnings	30,187,740	13,568,100
Accumulated other comprehensive income	1,815,484	200,802
Total Shareholders' Equity	57,129,263	24,772,588

Total Liabilities and Shareholders' Equity	$67,029,351	$29,957,328

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	7

SHENGDATECH INC., AND SUBISIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
Net Revenue:
Chemical	$13,792,226	$11,460,083	$50,592,217	$43,985,596
Nano-material	9,389,676	3,880,753	22,007,814	14,613,733
Total Net Revenue	23,181,902	15,340,836	72,600,031	58,599,329

Cost of Revenue:
Chemical	10,178,837	8,486,741	37,924,593	31,752,100
Nano-material	5,326,269	2,429,200	13,297,976	9,264,339
Total cost of revenue	15,505,106	10,915,941	51,222,569	41,016,439

Gross Profit:
Chemical	3,613,389	2,973,342	12,667,624	12,233,496
Nano-material	4,063,407	1,451,553	8,709,838	5,349,394
Total Gross Profit	7,676,796	4,424,895	21,377,462	17,582,890

Operating expenses
Sales & Marketing	508,805	236,747	1,260,647	865,338
General & administrative	882,967	280,969	2,641,474	967,357
Total operating expenses	1,391,772	517,716	3,902,121	1,832,695

Income from operations	$6,285,024	$3,907,179	$17,475,341	$15,750,195

Non-operating income (expense)	(199,159)	129,665	(89,068)	129,665
Interest Income	62,476	26,206	140,375	82,611
Income before provision for income taxes	6,148,341	4,063,050	17,526,648	15,962,471
Provision for tax	-	-	-	-

Net Income	$6,148,341	$4,063,050	$17,526,648	$15,962,471

Basic and Diluted Earnings Per Share	$0.11	$0.09	$0.34	$0.25

Basic Weighted-Average Shares Outstanding	54,095,103	45,120,000	51,900,641	64,455,210
Diluted Weighted-Average
Shares Outstanding	54,257,388	45,120,000	52,022,801	64,445,210

March 26, 2007	ShengdaTech, Inc. Announces Record Fourth Quarter and 2006 Year End Results	8

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
Cash Flows from Operating Activities:
Net Income	$17,526,648	$15,962,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,031,387	1,009,577
Amortization	-	69,249
Loss on disposal of property and equipment	16,377
Compensation paid with warrants	153,619	-
Change in current assets and liabilities
Trade accounts receivable	(1,635,713)	(71,561)
Other receivables	4,040,220	-
Advances to suppliers	(588,722)	(258,433)
Inventories	(611,842)	(179,322)
Accounts payable	1,468,602	(662,437)
Other payables and accrued expenses	230,538	238,137
Income and other taxes payable	(85,055)	1,261,756
Advances from customers	117,453	(76,189)
Net Cash Provided by Operating Activities	21,663,512	17,293,248
Cash Flows from Investing Activities:
Purchases of property and equipment	(15,365,898)	(2,517,152)
Construction in progress	(92,020)	-
Net Cash (Used in) Investing Activities	(15,457,918)	(2,517,152)
Cash Flows from Financing Activities:
Other non-trade receivables	-	(5,181,418)
Change in accounts payable-related parties	2,929,625	(1,570,946)
Distribution to shareholders	(971,496)	(7,822,477)
Change in accounts receivable-related parties	952,552	-
Proceeds from sale of common stock	13,969,714	-
Net Cash Provided by (Used in) Financing Activities	16,880,395	(14,574,841)
Effect of Exchange Rate Changes on Cash	848,853	138,154
Net Increase (Decrease) in Cash and Cash Equivalents	23,934,842	339,409
Cash and Cash Equivalents at Beginning of Period	10,749,300	10,409,891
Cash and Cash Equivalents at End of Period	$34,684,142	$10,749,300

Supplemental Cash Flow Information:
Taxes paid	$872,156	$3,485,546
Interest paid	-	-

Schedule of Noncash Investing and Financing Activities
Noncash distribution to shareholders:
Other non-trade receivables	-	($301,111)
Land and building	-	-5,821,565
Intangible assets	-	(7,795,486)
Distribution by owner to investors	-	$5,164,922
Non-cash capital investment into Eastern Nano by the investors	-	$8,609,846
Shares issued for net assets of ShengdaTech, Inc	$63,509	-
Liability incurred	-	(1,343,442)

	$-	($15,261,604)